Filed Pursuant to Rule 424(b)(2)
Registration No. 333-116241

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 17, 2004

$153,252,000

Credit Suisse First Boston (USA), Inc.

5.50% Shared Appreciation Income Linked Securities (SAILS) due November 15, 2008

Mandatorily Exchangeable for

Shares of Common Stock of Equinix, Inc.

The principal amount and public offering price of each SAILS is $35.64.

We will pay 5.50% interest on the $35.64 principal amount of each SAILS. Interest will be paid quarterly on each February 15, May 15, August 15 and November 15. The first interest payment on the SAILS will be made on February 15, 2006.

The SAILS do not guarantee any return of principal at maturity. Instead, at maturity, we will deliver an aggregate amount of Equinix common stock, securities, cash and/or other property per SAILS equal to the product of the reference property per SAILS and the exchange rate.

The reference property per SAILS will initially consist of one share of Equinix common stock, subject to the adjustments described under “Description of SAILS—Adjustments.” The reference property value per SAILS is the average of the volume weighted average price of a share of Equinix common stock on each of the 20 trading days prior to, but not including, the second trading day preceding the maturity date of the SAILS. If, as a result of an adjustment, the reference property per SAILS is other than one share of Equinix common stock, the reference property value per SAILS will be determined as described under “Description of the SAILS—Exchange at Maturity—The Exchange Rate.”

The exchange rate will be determined as follows, subject to adjustment:

•	if the reference property value per SAILS is greater than $42.06, which we refer to as the threshold appreciation price, the exchange rate will equal .8474;

•	if the reference property value per SAILS is less than or equal to the threshold appreciation price but is greater than $35.64, which we refer to as the initial price, the exchange rate will be a fraction equal to the initial price divided by the reference property value per SAILS; and

•	if the reference property value per SAILS is less than or equal to the initial price, the exchange rate will equal 1.

As a result, you will receive at maturity a total of between .8474 shares and one share of Equinix common stock, subject to adjustment, for each $35.64 principal amount of SAILS you own. We will have the right to deliver the cash equivalent of the shares of Equinix common stock, securities and/or other property that we would otherwise be required to deliver to you. If we elect to deliver the Equinix common stock, securities, cash and/or other property described above, you will receive one-half of such Equinix common stock, securities, cash and/or other property on each of the maturity date and the following settlement business day. This settlement process will be subject to adjustment if it would result in our acquiring beneficial ownership of Equinix common stock or other registered equity securities in excess of 9.9%, as described under “Description of SAILS—Exchange at Maturity—Delivery Adjustments.”

Investing in the SAILS is not equivalent to investing in Equinix common stock. You will not have the right to exchange your SAILS for Equinix common stock prior to maturity. Equinix will have no obligation of any kind with respect to the SAILS.

Investing in SAILS involves risks. We refer you to “ Risk Factors” beginning on page S-9.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to the Company(1)
Per SAILS	$35.64	$1.0692	$35.64
Total	$153,252,000	$4,597,560	$153,252,000

(1)	Plus accrued interest, if any, from November 16, 2005.
(2)	Paid by i-STT Investments (Bermuda) Ltd.

Delivery of the SAILS in book-entry form only will be made through The Depository Trust Company on or about November 16, 2005. You may elect to hold interests in the SAILS through Clearstream, Luxembourg and Euroclear.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Citigroup	Goldman, Sachs & Co.

The date of this prospectus supplement is November 9, 2005.

You should rely only on the information contained in this document or to which we referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

We are offering the SAILS globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the SAILS in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. We refer you to “Underwriting” beginning on page S-34 of this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise requires, references to “we”, “us”, “our” and “CSFB-USA” are to Credit Suisse First Boston (USA), Inc. and its consolidated subsidiaries, and references to “dollars” and “$” are to United States dollars.

CREDIT SUISSE FIRST BOSTON (USA), INC.

We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth clients. We provide our clients with a broad range of products and services that include securities underwriting, sales and trading, financial advisory services, alternative investments, full-service brokerage services, derivatives and risk management products, asset management and investment research. We are the product of a business combination. On November 3, 2000, Credit Suisse Group, or CSG, acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. CSG is a global financial services company providing a comprehensive range of banking, investment banking, asset management and insurance products and services. Credit Suisse First Boston LLC, or CSFB LLC, CSG’s principal U.S. registered broker-dealer subsidiary (formerly known as Credit Suisse First Boston Corporation), became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston division of CSG.

For further information about our company, we refer you to the accompanying prospectus and the documents referred to under “Incorporation by Reference” on page S-40 of this prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying prospectus.

EQUINIX, INC.

Equinix, Inc. provides network neutral colocation, interconnection and managed services to enterprises, content companies, systems integrators and the world’s largest network providers. A prospectus that describes Equinix and the Equinix common stock is attached to this prospectus supplement. Equinix will not receive any of the proceeds from the sale of the SAILS and will not have any obligation under the SAILS. We did not prepare, and are not responsible for, the information contained in or omitted from the Equinix prospectus. The Equinix prospectus is not a part of this prospectus supplement or our accompanying prospectus and is not incorporated by reference into this prospectus supplement or our accompanying prospectus.

Equinix is required to file certain information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, which information can be located at the SEC’s facilities or accessed through the SEC’s web site by reference to SEC file number 0001101239. In addition, information regarding Equinix may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of that information or those reports.

SUMMARY OF THE OFFERING

The following summary describes the securities we are offering to you only in general terms. The securities are a series of our debt securities we refer to as Shared Appreciation Income Linked Securities, or SAILS. You should read this summary together with the more detailed information that is contained in the rest of this prospectus supplement and in our accompanying prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this prospectus supplement.

The return on the SAILS at maturity will be based on the performance of the common stock of Equinix. We have included in this prospectus supplement limited information about Equinix, and we have attached to our prospectus a prospectus supplement and prospectus of Equinix, which we refer to as the Equinix prospectus, that more fully describes Equinix and the Equinix common stock that you may receive at maturity. Information relating to Equinix set forth in this prospectus supplement was derived solely from information contained in the Equinix prospectus, which was prepared by and is the sole responsibility of Equinix. We assume no responsibility for the information contained in or omitted from the Equinix prospectus. The Equinix prospectus does not constitute a part of and is not incorporated by reference in this prospectus supplement or our accompanying prospectus.

Issuer	Credit Suisse First Boston (USA), Inc.

Securities Offered	5.50% Shared Appreciation Income Linked Securities due November 15, 2008.

Public Offering Price	$35.64 per SAILS, plus accrued interest, if any, from November 16, 2005.

Maturity Date	November 15, 2008.

Ranking	The SAILS will be our senior unsecured debt obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other senior unsecured indebtedness.

Interest

5.50% per annum on the principal amount of $35.64 per SAILS. Interest will accrue from November 16, 2005, and is payable quarterly on each February 15, May 15, August 15 and November 15, commencing February 15, 2006.

Exchange at Maturity

If the SAILS have not been repaid prior to maturity as a result of an early repayment event, we will deliver to you at maturity, for each $35.64 principal amount of SAILS you hold, the total exchange amount. The total exchange amount is an aggregate amount of Equinix common stock, securities, cash and/or other property equal to the product of the reference property per SAILS and the exchange rate, subject to adjustment as described under “Description of SAILS—Adjustments.” We will have the right to deliver on the maturity date the cash equivalent of the shares of Equinix common stock, securities and/or other property that we would otherwise be required to deliver to you. If we elect to deliver the Equinix common stock, securities, cash and/or other property described above, you will receive one-half of such Equinix common stock, securities, cash and/or other property on each of the maturity date and the following settlement business day, subject to adjustment as described under “Description of SAILS—Exchange at Maturity—Delivery Adjustments.”

Exchange Rate	The exchange rate will be determined as follows, subject to adjustment described under “Description of SAILS—Adjustments”:

•	if the reference property value per SAILS is greater than $42.06, which we refer to as the threshold appreciation price, the exchange rate will equal .8474;

•	if the reference property value per SAILS is less than or equal to the threshold appreciation price but is greater than $35.64, which we refer to as the initial price, the exchange rate will be a fraction equal to the initial price divided by the reference property value per SAILS; and

•	if the reference property value per SAILS is less than or equal to the initial price, the exchange rate will equal 1.

Adjustments

The reference property per SAILS will be adjusted, and/or you will receive securities or other property instead of or in addition to Equinix common stock, if Equinix splits its stock, pays dividends or distributions, issues warrants or distributes certain types of assets or if certain other events occur that are described under “Description of SAILS—Adjustments.”

No Guaranteed Return of Principal

Unlike ordinary debt securities, the SAILS do not guarantee any return of principal at maturity. Instead we will pay the total exchange amount, the value of which may be more or less than the principal amount of the SAILS. Investing in the SAILS is not equivalent to investing in Equinix common stock. If the average of the volume weighted average price per share of Equinix common stock on each of the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date is less than $35.64, you will receive a number of shares of Equinix common stock, securities, cash and/or other property worth less than the principal amount of your SAILS and you may lose up to the entire amount of your investment.

No Early Redemption

We will not have the option to exchange the principal amount of the SAILS for Equinix common stock, securities, cash and/or other property or to otherwise repay the principal of the SAILS prior to the maturity date.

No Early Repurchase or Early Exchange Rights	You will not have the option to cause us to repurchase the SAILS or to exchange the SAILS for Equinix common stock, securities, cash and/or other property prior to the maturity date.

Early Repayment of the SAILS May Occur	Early repayment of the SAILS may occur upon the occurrence of the following events:

•	insolvency or certain other events of default by i-STT Investments (Bermuda) Ltd., or i-STT Investments (Bermuda), under its forward purchase agreement with our affiliate Credit Suisse First Boston Capital LLC, as described under “Description of SAILS—Early Repayment”;

•	one or more of the early repayment events described under “Description of SAILS—Adjustments” and “—Early Repayment”; and

•	an event of default described under “Description of Debt Securities—Events of Default” on page 9 of the accompanying prospectus.

Early partial or full repayment of the SAILS may occur in the event of a cash merger. If Equinix is subject to a cash merger in which the percentage of the consideration offered per share of Equinix common stock consisting of cash is equal to or greater than 30% but less than 100%, the SAILS will be partially repaid. If the percentage of the merger consideration offered per share of Equinix common stock consisting of cash is equal to 100%, the SAILS will be fully repaid and terminated. After a partial repayment, interest will accrue on a reduced principal amount of your SAILS.

For a description of the amount payable upon one of these early repayment events, see “Description of SAILS—Adjustments” and “—Early Repayment.”

U.S. Federal Income Tax Considerations

In purchasing a SAILS, you agree with CSFB-USA that you and CSFB-USA intend to treat the SAILS for U.S. federal income tax purposes as a variable forward contract to purchase Equinix common stock (subject to our right to deliver cash in lieu of Equinix common stock). In addition, you and CSFB-USA agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the SAILS. Under this treatment, you generally will be required to include the cash distributions on the SAILS as ordinary income at the time such amounts are accrued or received in accordance with your method of accounting. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

DTC Eligibility

The SAILS will be issued in book-entry form and will be represented by global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in the SAILS will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interests may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds

We intend to use the proceeds of the SAILS, in significant part, to hedge our obligations with respect to the SAILS through one or more of our affiliates, including by entering into a forward purchase agreement with i-STT Investments (Bermuda), for between 3,643,820 and 4,300,000 shares of Equinix common stock, determined based on the same formula and at the same time that the exchange rate for the SAILS is determined. See “Use of Proceeds” in this prospectus supplement.

No Affiliation with Equinix or i-STT Investments (Bermuda)

Neither Equinix nor i-STT Investments (Bermuda) is an affiliate of ours. The obligations represented by the SAILS are obligations of Credit Suisse First Boston (USA), Inc. and not of Equinix or i-STT Investments (Bermuda).

Listing	The SAILS will not be listed on any securities exchange.

Concurrent Offering

Concurrently with this offering, i-STT Investments Pte. Ltd., or i-STT Investments (Singapore), a Singapore corporation and the parent of i-STT Investments (Bermuda), is offering to the public 5,150,000 shares of Equinix common stock, representing approximately 18.89% of the outstanding shares of Equinix common stock or 5,889,549 shares of Equinix common stock, representing approximately 21.60% of the outstanding Equinix common stock, if the underwriters exercise in full an over-allotment option granted by i-STT Investments (Singapore) to the underwriters pursuant to an underwriting agreement entered into for that offering. We refer to that offering as the secondary offering. This offering is not contingent on completion of the secondary offering.

Equinix

Equinix provides network neutral colocation, interconnection and managed services to enterprises, content companies, systems integrators and the world’s largest networks providers. A prospectus that describes Equinix and the Equinix common stock is attached to this prospectus supplement. Equinix will not receive any of the proceeds from the sale of the SAILS and will not have any obligation under the SAILS. We did not prepare, and are not responsible for, the information contained in or omitted from the Equinix prospectus. The Equinix prospectus is not a part of this prospectus supplement or our accompanying prospectus and is not incorporated by reference into this prospectus supplement or our accompanying prospectus.

We and/or our affiliates may presently or from time to time engage in business with Equinix, including extending loans to, or making equity investments in, Equinix or providing advisory services to Equinix, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Equinix, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Equinix, and the reports may or may not recommend that investors buy, hold or sell Equinix common stock. As a prospective purchaser of SAILS, you should undertake such independent investigation of Equinix as in your judgment is appropriate to make an informed decision with respect to an investment in Equinix common stock.

Price Range of Equinix Common Stock

Equinix common stock is quoted on The Nasdaq National Market System under the symbol “EQIX.” The following table sets forth on a per share basis the high and low closing sale prices for Equinix common stock as reported on The Nasdaq National Market during the periods indicated below.

	High	Low
2003
First quarter	$7.70	$2.95
Second quarter	10.40	2.90
Third quarter	23.37	8.03
Fourth quarter	28.25	17.04
2004
First quarter	$36.87	$26.49
Second quarter	35.84	27.86
Third quarter	35.52	26.59
Fourth quarter	43.10	31.44
2005
First quarter	$46.27	$40.67
Second quarter	44.11	31.61
Third quarter	45.09	38.28
Fourth quarter (through November 9, 2005)	41.74	35.31

The closing sale price of Equinix common stock on The Nasdaq National Market on November 9, 2005, was $35.64 per share. As of September 30, 2005, there were 442 registered holders of Equinix common stock.

RISK FACTORS

The SAILS are not secured debt and are riskier than ordinary unsecured debt securities. Because the return to investors is based on the performance of Equinix common stock, there is no guaranteed return of principal, and you may lose up to your entire investment. This section describes the most significant risks relating to the SAILS. You should carefully consider, in addition to the other information set forth or incorporated by reference in this prospectus supplement and in the accompanying prospectus, the following information and the information set forth or incorporated by reference in the Equinix prospectus, including, without limitation, information under “Risk Factors.” Prospective holders are further advised that the contents of the Equinix prospectus, and any documents incorporated by reference therein, are not incorporated by reference in this prospectus supplement or in the accompanying prospectus or in any way made a part of this prospectus supplement or the accompanying prospectus. You should also carefully consider whether the SAILS are suited to your particular circumstances before you decide to purchase them.

The SAILS are not ordinary senior debt securities; you will bear the full risk of a decline in the value of Equinix common stock.

The SAILS combine features of equity and debt. The terms of the SAILS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payout to you at maturity will be a number of shares of Equinix common stock, securities, cash and/or other property or, at our option, an amount of cash, based on the average of the volume weighted average price of Equinix common stock on each of the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date of the SAILS, unless the maturity of the SAILS has been accelerated. If the average of the volume weighted average price of Equinix common stock on each of the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date is less than the initial price of the SAILS, we will pay you an amount of Equinix common stock, securities, cash and/or other property with a value that is less than the principal amount of the SAILS and may be zero.

Your appreciation potential is less than with direct ownership of Equinix common stock.

The market value of the Equinix common stock (or the cash equivalent of such Equinix common stock) that you may receive at maturity represented by the total exchange amount will exceed the public offering price of the SAILS only if the average of the volume weighted average price per share of Equinix common stock for the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date of the SAILS exceeds the threshold appreciation price of $42.06. The threshold appreciation price represents an appreciation of 18% over the initial price of $35.64. Therefore, an investment in the SAILS affords less opportunity for equity appreciation than would a direct investment in Equinix common stock. If the average of the volume weighted average price per share of Equinix common stock for the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date of the SAILS exceeds the initial price of $35.64, but does not exceed the threshold appreciation price, you will realize no equity appreciation of the Equinix common stock. Furthermore, if the average of the volume weighted average price per share of Equinix common stock for the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date of the SAILS exceeds the threshold appreciation price, you will realize only 84.74% of the increase in the value of the Equinix common stock over the threshold appreciation price.

The SAILS will not be listed.

The SAILS will not be listed on any securities exchange. There may be little or no secondary market for the SAILS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the SAILS easily. The underwriters currently intend to act as market makers for the SAILS but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the SAILS, the price at which you may be able to trade your SAILS is likely to depend on the price, if any, at which any of the underwriters are willing to transact. If at any time the underwriters were to cease acting as market makers, it is likely that there would be little or no secondary market for the SAILS.

The price of the SAILS will be influenced by many unpredictable factors.

Several factors, many of which are beyond our control, will influence the price of the SAILS in the secondary market and the price at which the underwriters may be willing to purchase or sell the SAILS in the secondary market. We expect that generally the closing price of Equinix common stock on any day will affect the price of the SAILS more than any other single factor. However, because an investor in the SAILS receives a payout based on the average of the volume weighted average price of Equinix common stock, subject to adjustment, on each of the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date of the SAILS, the SAILS may trade differently from Equinix common stock. Other factors that may influence the price of the SAILS include:

•	the volatility (frequency and magnitude of changes in price) of Equinix common stock;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and which may affect Equinix and the closing price of Equinix common stock;

•	interest and yield rates in the capital markets;

•	the dividend rate on Equinix common stock;

•	the time remaining to the maturity of the SAILS;

•	our creditworthiness; and

•	the occurrence of events affecting Equinix that may or may not require an adjustment to the reference property per SAILS, the initial price and/or the threshold appreciation price. See “Description of SAILS—Exchange at Maturity” for a description of the terms of the SAILS.

Some or all of these factors will influence the price you will receive if you sell your SAILS prior to maturity. For example, you may have to sell your SAILS at a substantial discount from the principal amount if the closing price of Equinix common stock is at, below, or not sufficiently above the public offering price of the SAILS.

You cannot predict the future performance of Equinix common stock based on its historical performance. The price of Equinix common stock may decrease so that you will receive at maturity an amount of Equinix common stock worth less than the principal amount of the SAILS. In addition, there can be no assurance that the price of Equinix common stock will increase above the threshold appreciation price so that you will receive at maturity an amount of Equinix common stock worth more than the principal amount of the SAILS. See the Equinix prospectus for more information regarding Equinix common stock.

The concurrent offering will likely affect the value of the SAILS.

Concurrently with this offering, i-STT Investments (Singapore) is offering to the public 5,150,000 shares of Equinix common stock, representing approximately 18.89% of the outstanding shares of Equinix common stock or 5,889,549 shares of Equinix common stock, representing approximately 21.60% of the outstanding Equinix common stock, if the underwriters exercise in full an over-allotment option granted by i-STT Investments (Singapore) to the underwriters pursuant to an underwriting agreement entered into for that offering, which will significantly increase the amount of Equinix common stock available for public trading. This concurrent offering will likely affect the price of Equinix common stock and, accordingly, the value of the SAILS.

We are not affiliated with i-STT Investments (Bermuda), and i-STT Investments (Bermuda) has no obligation with respect to the SAILS.

We have no affiliation with i-STT Investments (Bermuda), and i-STT Investments (Bermuda) has no obligations with respect to the SAILS or amounts to be paid to holders of the SAILS, including any obligation to take our needs or the needs of holders of the SAILS into consideration for any purpose. i-STT Investments (Bermuda) is not responsible for the determination or calculation of the amount receivable by holders of the SAILS at maturity. The forward purchase agreement between a subsidiary of ours and i-STT Investments (Bermuda) is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of the SAILS. See “Use of Proceeds” in this prospectus supplement.

If i-STT Investments (Bermuda) does not perform under the forward purchase agreement, we will still be required to acquire shares of Equinix common stock for delivery to the holders of the SAILS, unless we elect to exercise our option to deliver cash with an equal value.

We are not affiliated with Equinix, and Equinix has no obligations with respect to the SAILS.

Equinix is not an affiliate of ours. Consequently, we have no ability to control the actions of Equinix, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Equinix has no obligation to consider your interest as an investor in the SAILS in taking any corporate actions that might affect the value of your SAILS. In addition, Equinix has no obligations with respect to the SAILS or amounts to be paid to holders of the SAILS. None of the money you pay for the SAILS will go to Equinix.

Investors in the SAILS will have no shareholder rights with respect to Equinix common stock.

Investing in the SAILS is not equivalent to investing in Equinix common stock. As an investor in the SAILS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Equinix common stock, except to the extent described under “Description of SAILS—Adjustments.” In addition, you do not have the right to exchange your SAILS for Equinix common stock, unless we elect to deliver Equinix common stock in connection with the maturity of the SAILS.

We may engage in business with or involving Equinix without regard to your interests.

We or our affiliates may presently or from time to time engage in business with Equinix without regard to your interests, including extending loans to, or making equity investments in, Equinix or providing advisory services to Equinix, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Equinix. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Equinix. These research reports may or may not recommend that investors buy or hold Equinix common stock.

The adjustments to the reference property per SAILS, the initial price and/or the threshold appreciation price that the calculation agent is required to make do not cover every corporate event that can affect the value of Equinix common stock.

Credit Suisse First Boston Capital LLC, as calculation agent, will adjust the amount of Equinix common stock payable at maturity for certain events affecting the value of Equinix common stock, such as stock splits and stock dividends, other dividends or distributions and certain other corporate actions involving Equinix, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the value of Equinix common stock. For example, the calculation agent is not required to make any adjustments if Equinix or anyone else makes a partial tender or partial exchange offer for Equinix stock or for offerings by Equinix of Equinix common stock for cash or in connection with acquisitions or for sales of Equinix common stock by i-STT Investments (Bermuda) or i-STT Investments (Singapore). If an event occurs that does not require the calculation agent to adjust the amount of Equinix common stock payable at maturity, the price of the SAILS may be materially and adversely affected.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the SAILS. As calculation agent, Credit Suisse First Boston Capital LLC will calculate the payout to you at maturity or early repayment of the SAILS and will determine what adjustments should be made to the reference property per SAILS, the initial price and/or the threshold appreciation price to reflect certain corporate and other events, if any. Determinations made by Credit Suisse First Boston Capital LLC, in its capacity as calculation agent, including adjustments to the reference property per SAILS, the initial price and/or the threshold appreciation price, may affect the amount payable to you at maturity. See “Description of SAILS—Exchange at Maturity” and “—Adjustments.”

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the SAILS.

Credit Suisse First Boston LLC and other subsidiaries of ours have carried out and will continue to carry out hedging activities related to the SAILS, including trading in Equinix common stock and other instruments related to Equinix common stock. Credit Suisse First Boston LLC and other subsidiaries of ours also trade Equinix common stock and other financial instruments related to Equinix common stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities during the term of the SAILS could potentially affect the average of the volume weighted average price per share of Equinix common stock on each of the 20 trading days immediately prior to, but not including, the second trading day preceding the maturity date and, accordingly, the value of the total exchange amount that you will receive at maturity.

The U.S. federal income tax consequences of the SAILS are uncertain.

No statutory, judicial or administrative authority directly address the characterization of the SAILS or instruments similar to the SAILS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SAILS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the SAILS, and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

The amount of cash distributions payable to non-U.S. holders on the SAILS will be reduced by withholding taxes.

If you are a non-U.S. holder of the SAILS, we will withhold U.S. income tax at a rate of 30% on any cash distributions made to you with respect to the SAILS.

USE OF PROCEEDS

The net proceeds from this offering will be $153,227,000, after deducting certain offering expenses. The proceeds we receive from the sale of the SAILS will be used, in significant part, in connection with hedging our obligations under the SAILS through one or more of our affiliates and for general corporate purposes. See also “Use of Proceeds” in our accompanying prospectus.

On the date of this prospectus supplement, we, through a subsidiary, hedged our anticipated exposure in connection with the SAILS by entering into a forward purchase agreement with i-STT Investments (Bermuda), pursuant to which i-STT Investments (Bermuda) has agreed to deliver, subject to its right to cash settle such forward purchase agreement, an aggregate of between 3,643,820 and 4,300,000 shares of Equinix common stock, determined based on the same formula and at the same time that the total exchange amount for the SAILS is determined. On the closing date of this offering, a subsidiary of ours will pay i-STT Investments (Bermuda) a negotiated price for the shares of Equinix common stock underlying the forward purchase agreement. The underwriters will receive commissions from i-STT Investments (Bermuda). See also “Underwriting.”

On the date of this prospectus supplement, we, through our subsidiary, also entered into a collateral agreement with i-STT Investments (Bermuda), pursuant to which i-STT Investments (Bermuda) will pledge to us an aggregate of 4,300,000 shares of Equinix common stock to secure its obligations under the forward purchase agreement, subject to the adjustments described in “Description of SAILS—Adjustments.” Pursuant to the collateral agreement, i-STT Investments (Bermuda) has the right to substitute U.S. government securities as collateral to secure its obligations under the forward purchase agreement. If i-STT Investments (Bermuda) elects to make such a substitution, it is required to maintain U.S. government securities with a value equal to 150% of the current value of the maximum number of shares of Equinix common stock or other reference securities deliverable under the forward purchase agreement minus Equinix common stock or other reference securities held as collateral that have not been so substituted, or 105% of the amount of cash deliverable under the forward purchase agreement (excluding cash deliverable to holders of the SAILS on an interest payment date, as described in clause (a) under “Description of SAILS—Adjustments—Distribution Event”) minus cash held as collateral that has not been so substituted, in each case marked to market on a daily basis. The collateral agent under the collateral agreement is Credit Suisse First Boston LLC, which we refer to as the “collateral agent.”

We have no affiliation with i-STT Investments (Bermuda), and i-STT Investments (Bermuda) has no obligations with respect to the SAILS or amounts to be paid to holders of the SAILS, including any obligation to take our needs or the needs of holders of the SAILS into consideration for any purpose. If i-STT Investments (Bermuda) does not perform under the forward purchase agreement, we will be required to otherwise acquire shares of Equinix common stock for delivery to the holders of the SAILS, unless we elect to exercise our option to deliver cash in respect of the total exchange amount.

In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the SAILS by purchasing, selling and short selling in the public market Equinix common stock, options contracts on Equinix common stock listed on major securities markets or positions in any other available SAILS or instruments that we may wish to use in connection with these hedging activities. Our affiliates may borrow shares of Equinix common stock from stock lenders in connection with these short sales. We cannot give any assurance that our hedging activities will not affect the price of Equinix common stock and, therefore, adversely affect the price of the SAILS or the payment you will receive at maturity or upon any early repayment of the SAILS.

CAPITALIZATION

The table below shows our consolidated capitalization as of September 30, 2005. The “As Adjusted” column reflects the issuance of the SAILS in this offering. Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since September 30, 2005. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2005
	Actual	As Adjusted
	(in millions)
Debt:
Commercial paper and short-term borrowings	$17,671	$17,671

Long-term borrowings(1)(2)	32,146	32,299

Total long-term debt	32,146	32,299

Stockholders’ Equity:
Common Stock $.10 par value (50,000 shares authorized; 1,100 shares issued and outstanding)(3)	—	—
Paid-in capital	8,967	8,967
Retained earnings	2,657	2,657
Accumulated other comprehensive loss	(8)	(8)

Total stockholders’ equity	11,616	11,616

Total capitalization	$61,433	$61,586

(1)	Includes current portion of long-term borrowings of $4.2 billion.

(2)	Does not include $6 million of notes issued since September 30, 2005 linked to the value of certain equity securities.

(3)	All of such shares are owned by Credit Suisse First Boston, Inc., an indirect wholly owned subsidiary of CSG.

DESCRIPTION OF SAILS

This description of the terms of the SAILS adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description. The securities offered hereby are a series of our debt securities described in our accompanying prospectus and are referred to herein as “SAILS.”

We will issue the SAILS under an indenture, dated as of June 1, 2001, between us and JPMorgan Chase Bank, N.A., as trustee, which is more fully described in the accompanying prospectus under “Description of Debt Securities” beginning on page 5 of the accompanying prospectus.

The SAILS will be our senior unsecured obligations and will rank prior to all of our subordinated indebtedness and on an equal basis with all of our other senior unsecured indebtedness.

We may not redeem the SAILS prior to the maturity date, and you will not have the option to cause us to repurchase the SAILS or to exchange the SAILS for Equinix common stock, securities, cash and/or other property prior to the maturity date.

The SAILS will not be listed.

“Business day,” with respect to the SAILS and any place of payment, means any day which is not a Saturday, Sunday or any other day on which banking institutions in such place of payment are authorized or obligated by law or regulation to close.

References to payment “per SAILS” or to “each SAILS” refer to each $35.64 principal amount of SAILS.

The SAILS are being issued in an aggregate principal amount of $153,252,000 and will mature on November 15, 2008. The SAILS will be issued in the form of one or more fully registered global securities in denominations of $35.64 and integral multiples thereof.

Interest

The SAILS will bear interest at the rate of 5.50% per annum. Interest on the SAILS will begin to accrue on November 16, 2005. We will pay interest on the SAILS on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2006, to the persons who are registered as the owners of the SAILS at the close of business on the date 15 calendar days prior to such interest payment date (whether or not a business day), except that interest payable at maturity will be paid to the same persons to whom principal of such SAILS is payable. Interest on the SAILS will be paid on the basis of a 360-day year comprised of twelve 30-day months. If any day on which a payment is due is not a business day, then the holder of a SAILS will not be entitled to payment of the amount due until the next business day and will not be entitled to any additional principal, interest or other payment as a result of such delay.

Exchange at Maturity

Total Exchange Amount. At maturity, we will deliver with respect to each SAILS a “total exchange amount” consisting of either (i) an aggregate amount of Equinix common stock, securities, cash and/or other property per SAILS equal to the product of the reference property per SAILS and the exchange rate or (ii) an amount in cash equal to the product of the reference property value per SAILS and the exchange rate, as determined by the calculation agent based on the composition of the reference property on the maturity date. If the reference property includes securities, cash or other property other than Equinix common stock, each type of reference property will be allocated pro rata among the SAILS. If we elect to deliver the property described in clause (i)

above, we will deliver one-half of such property, allocated pro rata among the Equinix common stock, securities, cash and/or other property included in such property, on each of the maturity date (or, if the maturity date is not a settlement business day, the next settlement business day) and the following settlement business day. However, on the first such settlement business day, we will not deliver any fractional shares of any securities that we would otherwise be required to deliver. Instead, we will deliver any such fractional shares on the second such settlement business day, in addition to any other property we are required to deliver on such settlement business day. On the second such settlement business day, we will pay cash in lieu of delivering any fractional shares of any securities included in the aggregate delivery we are required to make on such settlement business day, in an amount equal to the current value of such fractional shares as determined by the calculation agent as of such settlement business day. The delivery mechanism described above will be subject to adjustment as described in “—Delivery Adjustments.” If we elect to deliver the cash described in clause (ii) above, we will notify you of such election no later than the 28th business day preceding the maturity date, and we will deliver such cash on the maturity date (or, if the maturity date is not a settlement business day, the next settlement business day).

“Settlement business day” means any day that is not a Saturday, a Sunday or a day on which the exchange for the Equinix common stock (or for any other reference security), banking institutions or trust companies in the City of New York or banking institutions in the Republic of Singapore are authorized or obligated by law or executive order to close.

The Exchange Rate. The exchange rate will be determined as follows, subject to adjustment as a result of certain events as described under “—Adjustments” below:

•	if the reference property value per SAILS is greater than $42.06, which we refer to as the “threshold appreciation price,” the exchange rate will equal .8474;

•	if the reference property value per SAILS is less than or equal to the threshold appreciation price but is greater than $35.64, which we refer to as the “initial price,” the exchange rate will be a fraction equal to the initial price divided by the reference property value per SAILS; and

•	if the reference property value per SAILS is less than or equal to the initial price, the exchange rate will equal 1.

The “reference property” will initially consist of shares of Equinix common stock, and will be subject to change, adjustment or reduction by certain events described below under “—Adjustments” and “—Early Repayment.”

The “reference property per SAILS” means the number or amount of each type of reference property relating to one SAILS, and will initially mean one share of Equinix common stock, subject to change, adjustment or reduction by certain events described below under “—Adjustments” and “—Early Repayment.”

The “reference property value per SAILS” means, for any date, the aggregate averaged value (as described below) of the reference property per SAILS as of that date.

The “averaged value” for any item of reference property as of any date means:

•	if the item consists of cash, the amount of cash;

•	if the item consists of a transferable exchangeable security (as described below), its current value (as described below) as of such date; and

•	if the item consists of a reference security (as described below), including Equinix common stock, the average of the volume weighted average price of the reference security on each of the 20 trading days immediately prior to, but not including, the second trading day preceding that date.

A “transferable exchangeable security” means an exchangeable security (as described below) that (i) in the case of an exchangeable security that expires prior to the maturity date and requires payment as a condition to its conversion, exercise or exchange, may, in accordance with its terms and applicable law, be liquidated for cash on commercially reasonable terms (as determined by the collateral agent in its reasonable discretion) or (ii) in cases where clause (i) does not apply, (A) may, in accordance with its terms and applicable law, be transferred by i-STT Investments (Bermuda) to us and we may distribute to you either independently of or concurrently with any reference securities to be so transferred and distributed (as determined by the calculation agent in its reasonable discretion), and (B) in respect of which the collateral agent will obtain a valid, first priority perfected security interest in, and a first lien upon, such transferable exchangeable securities subject to no other lien (as determined by the collateral agent in its reasonable discretion).

The “current value” for any item of reference property as of any date of determination means:

•	if the item consists of cash, the amount of cash;

•	if the item consists of a transferable exchangeable security, the greater of zero and the amount obtained by subtracting (a) the exercise price of such transferable exchangeable security from (b) the sum of (x) the current value of the marketable equity securities that a holder of such transferable exchangeable security is entitled to receive as a result of its conversion, exercise or exchange and (y) the amount of any cash such holder is entitled to receive as a result of such conversion, exercise or exchange;

•	if the item consists of a reference security, the closing price of such reference security on the first trading day preceding that date; and

•	if the item consists of property other than cash, reference securities or transferable exchangeable securities, the fair market value of that property as of 10:00 A.M., New York City time, on the first settlement business day preceding that date. The fair market value will be determined by a nationally recognized independent investment banking firm the calculation agent retains for this purpose.

A “reference security” means any security that is part of the reference property (other than a transferable exchangeable security).

“Exchangeable securities” means any convertible, exercisable or exchangeable securities, including rights and warrants.

“Marketable equity securities” means shares of common equity securities listed on a U.S. national securities exchange or quoted on the Nasdaq National Market.

“Volume weighted average price” means, on any date of determination for any reference security, the volume weighted average price per share of such reference security as reported on the Bloomberg terminal screen (or any successor or replacement terminal screen) upon input into such terminal screen of the key strokes assigned to such reference security; provided, that if the Bloomberg Financial Markets page does not report such information, such price that is the closing price (as described below) of such reference security; and provided, further, that if the volume weighted average price of the reference security cannot be determined in the manner specified above, the market value of the reference security on that date as determined by a nationally recognized independent investment banking firm the calculation agent retains for this purpose.

The “closing price” for any reference security on any date of determination means:

•	the closing sale price of the reference security at the close of regular session trading on that date on the principal national securities exchange or automated quotation system on which that reference security is listed or quoted at that time (without regard to extended trading hours on that exchange, if any) on that date;

•

if the closing price of the reference security cannot be determined in the manner specified above, the last reported sale price of the reference security on that date on the principal national securities exchange or automated quotation system on which that reference security is listed or quoted at that time (without regard to extended trading hours on that exchange, if any);

•	if the closing price for the reference security cannot be determined in the manner specified above, the last quoted bid price of the reference security in the over-the-counter market on that date as reported by Pink Sheets LLC; and

•	if the closing price of the reference security cannot be determined in the manner specified above, the average, as determined by the calculation agent, of the bid prices for the reference security obtained from as many recognized dealers of such reference security, but not exceeding three, as will make such bid prices available to the calculation agent.

“Trading day” means, with respect to any reference security or exchangeable security, a day on which such reference security (1) is not suspended from trading on the principal national securities exchange or automated quotation system on which such reference security is listed or quoted at the close of regular session trading on such exchange or quotation system (without regard to extended trading hours, if any) and (2) has traded at least once on such exchange or quotation system. In respect of an exchangeable security to which the preceding sentence does not apply, “trading day” means, as applicable, a day on which such exchangeable security may be exercised, exchanged or converted, or a day on which such exchangeable security may be traded in the principal market in which such exchangeable security is listed, quoted or traded at such time.

Delivery Adjustments. Under the terms of the forward purchase agreement, we are not entitled to receive any shares of Equinix common stock, marketable equity securities, or transferable exchangeable securities from i-STT Investments (Bermuda) if, upon such receipt, our direct or indirect “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and the rules promulgated thereunder) would be equal to or greater than 9.9% of any class of any “equity security” (within the meaning of the Exchange Act) which is registered pursuant to Section 12 of the Exchange Act. As a result of this provision, delivery to us by i-STT Investments (Bermuda) of any shares of Equinix common stock, marketable equity securities or transferable exchangeable securities, may be delayed at maturity or upon early repayment of the SAILS. In such event, we will deliver such shares of Equinix common stock, marketable equity securities or transferable exchangeable securities, in each case no later than the business day following our receipt thereof from i-STT Investments (Bermuda).

Calculation Agent

The calculation agent for the SAILS is Credit Suisse First Boston Capital LLC, which we refer to as the “calculation agent.” All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and us.

All percentages resulting from any calculation on the SAILS will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the SAILS will be rounded to the nearest cent (with one-half cent being rounded upward).

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the SAILS, including with respect to certain determinations and judgments that the calculation agent must make in making adjustments to the exchange rate or other adjustments or determining any closing price or calculating the amount payable to you in the event of any early repayment. See “—Adjustments” and “—Early Repayment” below. Credit Suisse First Boston Capital LLC is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Adjustments

The exchange rate will be adjusted by the calculation agent upon the occurrence of the events described below, as follows:

Dilution Event. A “dilution event” means an event in which the issuer of a reference security (i) subdivides or splits the outstanding units of such reference security into a greater number of units, (ii) combines the outstanding units of such reference security into a smaller number of units, or (iii) reclassifies (other than a reclassification pursuant to a reorganization event, as described below) all of the outstanding units of such reference security into units of another of such issuer’s marketable equity securities.

If a dilution event occurs prior to the first trading day preceding the maturity date, the reference property per SAILS will be adjusted on the effective date of the dilution event to include, in lieu of the units of the reference security affected by such dilution event that were part of the reference property per SAILS immediately before the effective date of the dilution event, the number of units of the reference security or other security of such issuer that you would have been entitled to receive as a result of the dilution event, if you had held, immediately prior to that dilution event, the number of units of the reference security that were part of the reference property per SAILS immediately before the effective date of the dilution event.

If a dilution event permits holders of reference securities to make an election with regard to the consideration they receive as a result of such dilution event, the provision above will apply to such consideration as i-STT Investments (Bermuda) elects to receive in such dilution event.

Reorganization Event. A “reorganization event” means (a) any consolidation, merger or amalgamation of an issuer of reference securities with or into another entity (other than a consolidation, merger or amalgamation in which such issuer of reference securities is the continuing corporation and in which the reference securities outstanding immediately prior to the consolidation, merger or amalgamation are not exchanged for cash, securities or other property), (b) any sale, transfer, lease or conveyance to another entity of the property of an issuer of reference securities as an entirety or substantially as an entirety, (c) (i) any statutory exchange of reference securities of an issuer with another corporation or (ii) a public offer for reference securities that results in a transfer of, or an irrevocable commitment to transfer, 95% or more of the then-outstanding reference securities of an issuer (excluding those reference securities owned by the offeror) (in each case other than a reorganization event referred to in clause (a) above), (d) any liquidation, dissolution, winding up, bankruptcy or insolvency of an issuer of reference securities or (e) any event in which the issuer of a reference security reclassifies (other than a reclassification pursuant to any reorganization event described in clause (a) through (d) above) all of the outstanding units of such reference security into property other than another of such issuer’s marketable equity securities.

If a reorganization event occurs prior to the first trading day preceding the maturity date and:

(a)	if U.S. tax counsel retained by i-STT Investments (Bermuda) and reasonably acceptable to the collateral agent has delivered, no later than five trading days prior to the effective date of the reorganization event, a legal opinion in form and substance satisfactory to the collateral agent to the effect that withholding under the Internal Revenue Code of 1986, as amended, or the Code, is not required in respect of any cash, securities or other property to be received by the collateral agent in respect of any reference security as a result of such reorganization event, then,

(i)

the reference property per SAILS will be adjusted on the effective date of the reorganization event to include, in lieu of (or in addition to, as the case may be) the units of the reference security affected by such reorganization event that were part of the reference property per SAILS immediately before the effective date of the reorganization event, a number or amount of any cash (other than any cash required to be delivered to you following a cash merger, as described below in “—Early Repayment—Early Repayment Upon a Cash Merger”) and/or marketable equity securities that you would have been entitled to receive as a result of the reorganization event if you had held, immediately prior to that reorganization event, the number of units of the reference security that were part of the reference property per SAILS immediately before the effective date of the reorganization event; and

(ii)	where applicable, as soon as practicable following the effective date of the reorganization event, the collateral agent will liquidate and turn into cash all securities or other property other than cash or marketable equity securities received by the collateral agent in respect of the reference securities affected by the reorganization event and notify the calculation agent of such liquidation; and the reference property per SAILS will be adjusted on the date such liquidation is completed to include, in lieu of (or in addition to, as the case may be) any units of the reference security affected by such reorganization event that were part of the reference property per SAILS immediately prior to such effective date, the amount of such cash proceeds divided by the number of SAILS then outstanding.

(b)	if no opinion of counsel conforming to the requirements stated in clause (a) above is delivered by the date prescribed therein, an early repayment event will occur on the first trading day preceding the effective date of the reorganization event and an “early repayment date” will occur on the day of such early repayment event. You will receive, in respect of each SAILS, (A) an amount of reference property with an aggregate current value (as of the early repayment date) equal to the product of (i) the early termination rate as of the early repayment date and (ii) the current value of the reference property per SAILS as of the early repayment date plus (B) an amount of cash equal to the present value coupon amount. Such reference property will be allocated on a pro rata basis among the Equinix common stock, securities, cash and/or other property constituting the reference property. For a description of the early termination rate, we refer you to “—Early Repayment—Early Termination Rate” and for a description of the present value coupon amount, we refer you to “—Early Repayment—Present Value Coupon Amount.” As promptly as reasonably practicable following an early repayment event, we will deliver to you a notice specifying the amount of reference property and cash to be delivered, and we will deliver such reference property and cash to you within five business days after such notice.

If a reorganization event permits holders of reference securities to make an election with regard to the consideration they receive as a result of such reorganization event, clauses (a) and (b) above will apply to such consideration as i-STT Investments (Bermuda) elects to receive in such reorganization event.

Distribution Event. A “distribution event” means a distribution to all holders of Equinix common stock or any other reference security of evidences of indebtedness, shares of capital stock, securities, cash or other property (excluding any distribution that is a dilution event or a reorganization event), the record date of which occurs (i) on or after the closing date for the issuance of the SAILS and (ii) prior to, but excluding, the first trading day preceding the maturity date.

In the event of a distribution event:

(a)	if (i) the distribution is composed entirely of cash or (ii) the distribution includes both cash and property other than cash and clause (b)(ii) below does not apply, you will receive in respect of each SAILS on the next interest payment date for the SAILS following such distribution event, cash in an amount equal to 70% of the amount of any cash distribution that you would have been entitled to receive as a result of the distribution event if you had held, on the record date in respect of the distribution event, the number of units of such reference security that were part of the reference property per SAILS on such record date, as determined by the calculation agent as of such payment date.

(b)	if the distribution includes property other than cash, and:

(i)

if the distribution does not include any non-transferable exchangeable securities (as described below) that require payment as a condition to their conversion, exercise or exchange, and U.S. tax counsel retained by i-STT Investments (Bermuda) and reasonably acceptable to the collateral agent has delivered, no later than five trading days prior to the ex-dividend date in respect of the distribution event, a legal opinion in form and substance satisfactory to the collateral agent to the effect that withholding under the Code is not required in respect of any securities or other property to be received by the collateral agent in respect of the relevant reference security as a result of such distribution event, then:

(A)	if the distribution includes marketable equity securities, the reference property per SAILS will be adjusted on the payment date in respect of the distribution event to include, in addition to any units of the relevant reference security that were part of the reference property per SAILS immediately prior to such payment date, the amount or number of any marketable equity securities that you would have been entitled to receive as a result of the distribution event if you had held, on the record date in respect of the distribution event, the number of units of the reference security that were part of the reference property per SAILS on such record date;

(B)	if the distribution includes (x) exchangeable securities that expire prior to the maturity date and that do not require payment as a condition to their conversion, exercise or exchange, or (y) non-transferable exchangeable securities that expire on or after the maturity date and that do not require payment as a condition to their conversion, exercise or exchange, the collateral agent will convert, exercise or exchange all such exchangeable securities on the trading day immediately preceding their expiration date (in the case of exchangeable securities that expire prior to the maturity date) or on the tenth trading day preceding the maturity date (in the case of non-transferable exchangeable securities that expire on or after the maturity date) and (a) the reference property per SAILS will be adjusted to include, in lieu of such exchangeable securities, all cash and marketable equity securities received in respect of the amount of the relevant reference security included in the reference property per SAILS in connection with such conversion, exercise or exchange on the date on which such cash and/or marketable equity securities are received by the collateral agent, and (b) the collateral agent will liquidate and turn into cash all securities or other property other than cash or marketable equity securities received in connection with such conversion, exercise or exchange as soon as practicable following the date on which such securities or other property are received by the collateral agent; and the reference property per SAILS will be adjusted on the date such liquidation is completed to include, in lieu of the relevant exchangeable securities, the amount of such cash proceeds divided by the number of SAILS outstanding;

(C)	if the distribution includes transferable exchangeable securities that expire on or after the maturity date and whose holders are entitled to receive, as a result of conversion, exercise or exchange, property consisting exclusively of cash and/or marketable equity securities, the reference property per SAILS will be adjusted on the payment date in respect of the distribution event to include, in addition to any units of the relevant reference security that were part of the reference property per SAILS immediately prior to such payment date, the amount of such transferable exchangeable securities received in the distribution event by the collateral agent in respect of the amount of the relevant reference security included in the reference property per SAILS; and

(D)

if the distribution includes securities or other property other than marketable equity securities or exchangeable securities, or includes (x) transferable exchangeable securities that expire on or after the maturity date and whose holders are entitled to receive, as a result of conversion, exercise or exchange, property other than cash and marketable equity securities or (y) transferable exchangeable securities that expire prior to the maturity date and that require payment as a condition to their conversion, exercise or exchange, the collateral agent will liquidate and turn into cash, as soon as practicable following the payment date in respect of the distribution event, all such transferable exchangeable securities, securities and other property received by the collateral agent in respect of the distribution event; and the reference property per SAILS will be adjusted on the date such liquidation is completed to include, in lieu of (or in addition to, as the case may be) any units of the relevant reference security that were part of the reference property per SAILS immediately prior to such payment date, the amount of such cash proceeds divided by the number of SAILS outstanding; or

(ii)	if the distribution includes any non-transferable exchangeable securities that require payment as a condition to their conversion, exercise or exchange, or no opinion of counsel conforming to the requirements of subclause (b)(i) above is delivered by the date prescribed therein, an early repayment event will occur on the first trading day preceding the ex-dividend date for the distribution event. An “early repayment date” will occur on the day of such early repayment event, and in respect of each SAILS, you will receive (A) an amount of reference property with an aggregate current value (as of the early repayment date) equal to the product of (i) the early termination rate and (ii) the current value of the reference property per SAILS as of the early repayment date plus (B) an amount of cash equal to the present value coupon amount. Such reference property will be allocated on a pro rata basis among the Equinix common stock, securities, cash and/or other property constituting the reference property. For a description of the early termination rate, we refer you to “—Early Repayment—Early Termination Rate” and for a description of the present value coupon amount, we refer you to “—Early Repayment—Present Value Coupon Amount.” As promptly as reasonably practicable following an early repayment event, we will deliver to you a notice specifying the amount of reference property and cash to be delivered, and we will deliver such reference property and cash to you within five business days after such notice.

“Non-transferable exchangeable securities” means all exchangeable securities other than transferable exchangeable securities.

Rights Plans. The reference property will include all rights issued to all holders of a reference security pursuant to a rights agreement or shareholder rights plan adopted by the issuer of such reference security for the purpose of deterring coercive takeover activities (the “anti-takeover rights”), regardless of whether such anti-takeover rights are exercisable or have separated from such reference security prior to the maturity date.

Adjustments to Number of Units of Reference Security. Unless otherwise expressly provided in “—Adjustments,” no adjustment, addition or substitution of reference property will result in any adjustment to the initial price or the threshold appreciation price pursuant to the provisions in “—Adjustments.” In the event that the provisions in “—Adjustments” and/or “—Early Repayment” require adjustments, additions or substitutions of reference property or adjustments to the initial price or the threshold appreciation price under more than one provision in respect of the same event, the calculation agent will determine the appropriate provisions and apply such provisions in good faith so as to avoid any duplicative adjustments, additions or substitutions. Notwithstanding the provisions in the second paragraph of “—Calculation Agent” above, adjustments to the number of units of any reference security included in the reference property per SAILS will be calculated to the nearest 1/10,000th of the applicable unit. No adjustment to such number of units will be required unless such adjustment would require an increase or decrease of at least one percent in the number of units of the reference security included in the reference property per SAILS; provided, however, that any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment, and such carried- forward adjustment will be made, regardless of whether the aggregated adjustment is less than one percent, upon the maturity date or as accelerated upon occurrence of certain events described below under “—Early Repayment,” if applicable.

Early Repayment

Early Repayment Upon Insolvency of i-STT Investments (Bermuda) or Collateral Event of Default. An “early repayment event” will occur if:

(a)	i-STT Investments (Bermuda) commences a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to i-STT Investments (Bermuda) or i-STT Investments (Bermuda)’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of i-STT Investments (Bermuda) or over any substantial part of i-STT Investments (Bermuda)’s property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against i-STT Investments (Bermuda), or makes a general assignment for the benefit of creditors;

(b)	an involuntary case or other proceeding is commenced against i-STT Investments (Bermuda) seeking liquidation, reorganization or other relief with respect to i-STT Investments (Bermuda) of i-STT Investments (Bermuda)’s debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of i-STT Investments (Bermuda) or over any substantial part of i-STT Investments (Bermuda)’s property; or an order for relief is entered against i-STT Investments (Bermuda) under any bankruptcy, insolvency or other similar law now or hereinafter in effect; or

(c)	a collateral event of default (as described below) occurs.

If such an early repayment event occurs, an “early repayment date” will immediately occur and we will become obligated to the extent permitted by law to deliver to you an amount of reference property with an aggregate current value (as of the early repayment date) equal to the early repayment value (as defined below) divided by the number of SAILS outstanding, allocated on a pro rata basis among Equinix common stock, securities, cash and/or other property constituting the reference property per SAILS.

As promptly as reasonably practicable after receipt of the quotations on which the early repayment value is based (or, as the case may be, after failure to receive any such quotations within the time period specified below), we will deliver to you a notice specifying the amount of reference property required to be delivered and we will deliver such reference property to you within five business days after such notice.

A “collateral event of default” means, at any time, the occurrence of any of the following:

•	the collateral agent does not have a valid, first priority perfected security interest in, and a first lien upon, the collateral pledged by i-STT Investments (Bermuda) under the collateral agreement (the “collateral”) subject to no other lien;

•	if no U.S. government securities are pledged at such time, failure of the collateral to include Equinix common stock, marketable equity securities and transferable equity securities in each case in the same amount as is included in the reference property at such time; or

•	if any U.S. government securities are pledged as collateral at such time, failure by i-STT Investments (Bermuda) to maintain an amount of U.S. government securities sufficient to meet the mark-to-market margin requirements under the collateral agreement.

The “early repayment value” means an amount determined by the calculation agent on the basis of quotations from independent dealers (as defined below). Each quotation will be for an amount that would be paid to the relevant independent dealer in consideration of an agreement between such independent dealer and a counterparty that would have the effect of preserving for the counterparty the economic equivalent of the payments and deliveries that the holders of SAILS would, but for the occurrence of the early repayment date, have been entitled to receive after the early repayment date (taking into account any adjustments to the exchange rate that may have been effected on or prior to the early repayment date). On or as soon as reasonably practicable following the early repayment date, the calculation agent will request each independent dealer to provide its quotation as soon as reasonably practicable, but in any event within two settlement business days. The calculation agent will compute the early repayment value upon receipt of each independent dealer’s quotation; provided that if, at the close of business on the fourth settlement business day following the early repayment date, the calculation agent will have received quotations from fewer than five of the independent dealers, the calculation agent will compute the early repayment value using the quotations, if any, it will have received at or prior to such time. If at least four quotations are provided, the early repayment value will be the arithmetic mean of the quotations remaining after disregarding the highest and lowest quotations received. (For this purpose, if more than one quotation has the same highest or lowest value, then one of such quotations shall be disregarded.) If two or three quotations are provided, the early repayment value will be the arithmetic mean of such quotations. If one quotation is provided, the early repayment value will be equal to such quotation. If no quotations are provided, the early repayment value will be the current value (as of the early repayment date) of the reference property.

The “independent dealers” means five nationally recognized independent investment banking firms selected in good faith by the calculation agent; provided, however, that one of the five quotes may be requested from an affiliate of the calculation agent.

Non-Equity Early Repayment Event. If an adjustment to the composition of the reference property per SAILS is to occur as described under “—Adjustment” and “—Early Repayment,” and the calculation agent determines that immediately after giving effect to such adjustment, the reference property per SAILS would no longer include any marketable equity security, then (i) if the adjustment results from a distribution event, an early repayment event will occur on the first trading day preceding the ex-dividend date in respect of such distribution event, and (ii) if the adjustment results from a reorganization event, an early repayment event will occur on the first trading day preceding the effective date of such reorganization event. An “early repayment date” will occur on the day of such early repayment event, and you will receive (A) an amount of reference property with an aggregate current value (as of the early repayment date) equal to the product of (i) the early termination rate and (ii) the current value of the reference property per SAILS as of the early repayment date plus (B) an amount of cash equal to the “present value coupon amount” described below. Such reference property will be allocated on a pro rata basis among the Equinix common stock, securities, cash and/or other property constituting the reference property per SAILS. As promptly as reasonably practicable following an early repayment event, we will deliver to you a notice specifying the amount of reference property and cash to be delivered, and we will deliver such reference property and cash to you within five business days after such notice. This paragraph will not apply to a cash merger (as described below) in respect of which the consideration offered per share of Equinix common stock consists entirely of cash. For a description of the termination of SAILS upon a cash merger, we refer you to “—Early Repayment—Early Repayment Upon a Cash Merger.” For a description of the early termination rate, we refer you to “—Early Repayment—Early Termination Rate.”

Present Value Coupon Amount. The “present value coupon amount” as of any date is the sum of the present values of the remaining scheduled payments of interest on the SAILS being repaid, discounted to the date on which the SAILS are to be repaid on a quarterly basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the adjusted treasury rate described below plus 50 basis points. The “adjusted treasury rate” will be the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the day on which we give notice of the repayment, on the display designated as “Page 5” on the Telerate Access Service (or such other display as may replace Page 5 on the Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the remaining term to maturity of the SAILS or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the day on which we give notice of the repayment, in Federal Reserve Statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term to maturity of the SAILS (such implied yield to be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b)

interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the remaining term to maturity of the SAILS, and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the remaining term to maturity of the SAILS. The present value coupon amount will be calculated by the calculation agent.

Early Repayment Upon a Cash Merger. A “cash merger” is any consolidation, amalgamation or merger of Equinix with or into another entity that is consummated prior to the maturity date (other than (a) a consolidation, amalgamation or merger in which Equinix is the continuing corporation and in which the Equinix common stock outstanding immediately prior to the consolidation, amalgamation or merger is not exchanged for cash, securities or other property of Equinix or another corporation or (b) a reorganization event as a result of which an early repayment event occurs as described under clause (b) of “—Adjustments—Reorganization Event”) whereby the percentage of the consideration offered per share of Equinix common stock consisting of cash is 30% or higher. For purposes of determining whether the percentage of the consideration offered per share of Equinix common stock consisting of cash is 30% or higher, the cash offered will be equal to the maximum amount of cash offered per share of Equinix common stock in such merger, and the consideration offered per share of Equinix common stock will be equal to the aggregate current value of the cash and non-cash consideration offered per share of Equinix common stock in such merger (in each case, determined as of the effective date of such merger).

Any consideration offered per share of Equinix common stock other than cash will be treated in the same manner as property received in a reorganization event. See “—Adjustments—Reorganization Event.”

If a cash merger occurs, (i) on a trading day determined by the calculation agent, which will be no earlier than two trading days and no later than five trading days following the receipt by holders of Equinix common stock of the consideration from such cash merger, you will receive an amount of cash per SAILS equal to the sum of (A) the product of (1) the percentage of the consideration offered per share of Equinix common stock consisting of cash (which we refer to as the “cash percentage”), (2) the early termination rate as of the effective date of the cash merger, and (3) the consideration offered per share of Equinix common stock times the number of shares of Equinix common stock included in the reference property per SAILS at the end of the first trading day preceding the effective date of the cash merger plus (B) the product of (1) the present value coupon amount and (2) the cash percentage; and (ii) the initial price and the threshold appreciation price will be adjusted by multiplying each by a percentage equal to 100% minus the percentage of the cash consideration offered per share of Equinix common stock consisting of cash. The adjustments required by this clause (ii) will be in addition to any other adjustments to the initial price or the threshold appreciation price described under “—Adjustments” and “—Early Repayment.” If 100% of the consideration offered per share of Equinix common stock consists of cash, then, upon the delivery required under clause (i) above, we will cease to have any further obligations to you and the SAILS will terminate. If a partial early repayment occurs following a cash merger, then beginning on the repayment date, interest will accrue on the initial principal amount of your SAILS as reduced by the cash percentage of the initial principal amount of your SAILS.

Early Termination Rate. The “early termination rate” means the rate determined by the calculation agent in accordance with the table below on the basis of (i) the date of determination and (ii) the current value of one share of Equinix common stock (or of such amount of the relevant reference security as shall be included in the reference property per SAILS at the time of determination) as of the date of determination. For purposes of determining the early termination rate in accordance with the table below, in cases where the exact current value and/or the exact date of determination is not set forth on the table, the early termination rate will be determined: (a) first, if the exact current value is between two current values on the table, by straight-line interpolation between the early termination rates set forth in the rows that correspond to the current values immediately above and below the exact current value, and (b) second, if the exact determination date is between two determination dates on the table, by straight-line interpolation between the early termination rates set forth in the columns that correspond to the determination dates immediately to the right and left of the exact determination date (or, if applicable, between the early termination rates interpolated pursuant to clause (a) in respect of the exact current value for the determination dates immediately to the right and left of the exact determination date). All numbers resulting from any of the calculations hereunder will be rounded, if necessary, to the nearest one hundred-thousandth (fifth decimal place), with five one-millionths being rounded upwards.

Date of Determination

	15-May-06	15-Nov-06	15-May-07	15-Nov-07	15-May-08	16-Nov-08
$15.00	0.99109	0.99570	0.99926	1.00000	1.00000	1.00000
$17.50	0.98273	0.98929	0.99533	0.99970	1.00000	1.00000
$20.00	0.97253	0.98049	0.98883	0.99639	1.00000	1.00000
$22.50	0.96119	0.96983	0.97972	0.99031	0.99895	1.00000
$25.00	0.94942	0.95801	0.96849	0.98111	0.99512	1.00000
$27.50	0.93780	0.94577	0.95589	0.96910	0.98731	1.00000
$30.00	0.92672	0.93371	0.94276	0.95512	0.97478	1.00000
$32.50	0.91647	0.92228	0.92980	0.94025	0.95813	1.00000
$35.00	0.90716	0.91175	0.91758	0.92553	0.93910	1.00000
$37.50	0.89886	0.90228	0.90644	0.91175	0.91984	0.95093
$40.00	0.89154	0.89392	0.89655	0.89942	0.90217	0.89150
$42.50	0.88516	0.88663	0.88796	0.88879	0.88721	0.84783
$45.00	0.87963	0.88036	0.88064	0.87988	0.87534	0.84781
$47.50	0.87488	0.87500	0.87449	0.87261	0.86643	0.84779
$50.00	0.87080	0.87047	0.86938	0.86678	0.86004	0.84777
$52.50	0.86732	0.86665	0.86517	0.86220	0.85563	0.84775
$55.00	0.86436	0.86345	0.86173	0.85864	0.85268	0.84773
$57.50	0.86184	0.86077	0.85893	0.85590	0.85075	0.84772
$60.00	0.85970	0.85854	0.85668	0.85382	0.84953	0.84771
$62.50	0.85788	0.85669	0.85486	0.85224	0.84876	0.84769
$65.00	0.85635	0.85515	0.85340	0.85106	0.84828	0.84768
$67.50	0.85504	0.85387	0.85224	0.85018	0.84799	0.84767
$70.00	0.85394	0.85281	0.85130	0.84952	0.84782	0.84766
$72.50	0.85300	0.85193	0.85056	0.84903	0.84771	0.84765
$75.00	0.85221	0.85121	0.84997	0.84867	0.84765	0.84764
$77.50	0.85154	0.85060	0.84949	0.84840	0.84761	0.84764
$80.00	0.85096	0.85010	0.84911	0.84820	0.84758	0.84763
$82.50	0.85048	0.84969	0.84881	0.84805	0.84757	0.84762
$85.00	0.85006	0.84934	0.84857	0.84794	0.84756	0.84762
$87.50	0.84971	0.84905	0.84838	0.84786	0.84755	0.84761
$90.00	0.84941	0.84881	0.84822	0.84779	0.84754	0.84760

Book-Entry, Delivery and Form

We will issue the SAILS in the form of one or more fully registered global securities, or the global SAILS, in denominations of $35.64 and integral multiples thereof. We will deposit the SAILS with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, as the depositary, and will register the SAILS in the name of Cede & Co., DTC’s nominee. Your beneficial interests in the global SAILS will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. You may elect to hold interests in the global SAILS through either DTC (in the United States) or Clearstream Banking, société anonyme, which we refer to as Clearstream, Luxembourg, or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, which we refer to as Euroclear (outside of the United States), if you are participants of such systems, or indirectly through organizations which are participants in such systems. Interests held through Clearstream, Luxembourg and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream, Luxembourg and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Except as set forth below, the global SAILS may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the SAILS are represented by the global SAILS, we will pay principal of and interest on those SAILS to or as directed by DTC as the registered holder of the global SAILS. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of their participants on the applicable date.

We have been advised by DTC, Clearstream, Luxembourg and Euroclear, respectively, as follows:

•	As to DTC:

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

•	As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it was incorporated as a limited liability company under Luxembourg law. Clearstream, Luxembourg is owned by Cedel International, société anonyme, and Deutsche Bôrse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thus eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in many currencies, including United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream, Luxembourg customers are limited to securities brokers and dealers and banks, and may include the underwriters for the SAILS. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg customer may obtain indirect access to Clearstream, Luxembourg. Clearstream, Luxembourg is an indirect participant in DTC.

Distributions with respect to the SAILS held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by Clearstream, Luxembourg.

•	As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the SAILS. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to SAILS held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear operator.

Global Clearance and Settlement Procedures

You will be required to make your initial payment for the SAILS in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the

U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving SAILS in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of SAILS by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive SAILS

If any of the events described under the last paragraph of “Description of Debt Securities—Book-Entry System” on page 6 of the accompanying prospectus occurs, we will issue certificated form of definitive SAILS in an amount equal to a holder’s beneficial interest in the SAILS. Definitive SAILS will be issued in denominations of $35.64 and integral multiples thereof and will be registered in the name of the person DTC specifies in a written instruction to the registrar of the SAILS.

In the event definitive SAILS are issued:

•	holders of definitive SAILS will be able to receive payments of principal and interest on their SAILS at the office of our paying agent maintained in the Borough of Manhattan;

•	holders of definitive SAILS will be able to transfer their SAILS, in whole or in part, by surrendering the SAILS, with a duly completed form of transfer, for registration of transfer at the office of our transfer agent, JPMorgan Chase Bank, N.A. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•	any moneys we pay or shares we deliver to our paying agents for the payment of principal and interest on the SAILS which remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive SAILS may look only to us, as general unsecured creditors, for payment or delivery.

Notices

Notices to holders of the SAILS will be made by first class mail, postage prepaid, to the registered holders.

Governing Law

The indenture is and the SAILS will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax consequences that are material to the purchase, ownership and disposition of SAILS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase SAILS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.

Except to the extent discussed under “—Non-U.S. Holders,” this summary addresses the tax consequences only to a beneficial owner of SAILS that is a “U.S. Holder,” which is defined as:

•	an individual who is a citizen or resident of the United States;

•	a U.S. domestic corporation; or

•	any other person that is subject to U.S. federal income taxation on a net income basis in respect of its investment in the SAILS.

This summary is based on the U.S. federal income tax laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary applies only to investors that will hold SAILS as capital assets and that purchase SAILS in their initial offering. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as dealers in securities or foreign currencies, traders in securities or commodities electing to mark to market, financial institutions, insurance companies, tax-exempt organizations, persons that will hold the SAILS as a position in a “straddle” for tax purposes or as a part of a “synthetic security” or a “conversion transaction” or other integrated investment comprised of a SAILS and one or more other investments, or persons that have a functional currency other than the U.S. dollar. In addition, this summary does not address tax considerations applicable to persons that engage in transactions relating to the Equinix common stock other than the purchase of the SAILS.

This summary does not include any description of the tax laws of any state or local governments or of any foreign government that may be applicable to the SAILS or to the owners thereof. It also does not discuss the tax consequences of the ownership of Equinix common stock except where otherwise stated. Before acquiring SAILS, prospective investors should consult the publicly available sources of information concerning the tax treatment of the Equinix common stock. We assume that the statements in the attached Equinix prospectus are accurate.

There are no regulations, published rulings or judicial decisions addressing the characterization for federal income tax purposes of securities with terms substantially the same as the SAILS. No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the SAILS, and no assurance can be given that the IRS will agree with all of the conclusions expressed herein. Investors should consult their own tax advisers in determining the tax consequences to them of holding SAILS, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local or other tax laws.

U.S. Holders

In purchasing the SAILS, you agree with CSFB-USA that you will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the SAILS for all tax purposes as a forward purchase contract to purchase Equinix common stock at the time that we deliver Equinix common stock to you (or to the trustee for your benefit) (the “delivery date”). Under the terms of this forward purchase contract:

•	at the time of issuance of the SAILS you deposit irrevocably with us a fixed amount of cash equal to the purchase price of the SAILS to assure the fulfillment of your purchase obligation described below, which deposit will unconditionally and irrevocably be applied on the delivery date to satisfy such obligation;

•	we will be obligated to pay a return on such deposit at a rate equal to the stated rate of interest on the SAILS as compensation to you for our use of such cash deposit during the term of the SAILS; and

•	on the delivery date such cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract, and we will deliver to you (or to the trustee on your behalf) the number of shares of Equinix common stock that you are entitled to receive at that time pursuant to the terms of the SAILS (subject to our right to deliver cash in lieu of Equinix common stock). (You should note that cash proceeds of this offering will not be segregated by us during the term of the SAILS, but instead will be commingled with our other assets and applied in a manner consistent with the “Use of Proceeds” discussion on page S-13 and in the accompanying prospectus on page 3.)

Consistent with the above characterization, amounts paid to us in respect of the original issue of a SAILS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SAILS. Amounts denominated as interest that are payable with respect to the SAILS will be characterized as ordinary income payable on the amount of such deposit, includible annually in your income in accordance with your method of accounting. Although such amounts may be determined in part by reference to dividends on Equinix common stock, they will not be eligible for the lower rate of tax applicable to certain dividends received by individuals or the dividends received deduction.

Upon the sale or other taxable disposition of a SAILS, under the characterization above, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the SAILS. Such gain or loss generally will be long-term capital gain or loss if you held the SAILS for more than one year at the time of disposition. Your tax basis in a SAILS generally will equal your cost for the SAILS.

On the delivery of Equinix common stock, under the characterization above, you will recognize no gain or loss on the purchase of the Equinix common stock by application of the monies received by us in respect of the SAILS. You will have a tax basis in Equinix common stock purchased equal to your tax basis in the SAILS (less the portion of the tax basis in the SAILS allocable to any fractional interest in Equinix common stock, as described in the next sentence). You will recognize capital gain or loss with respect to cash received in lieu of a fractional interest in Equinix common stock, which may be treated as a short-term capital gain or loss without regard to your holding period in the SAILS. This amount equals the difference between the cash received and the portion of the tax basis in the SAILS allocable to the fractional interest in Equinix common stock (based on the relative number of fractional interests in Equinix common stock and full interests in Equinix common stock delivered to you). If we elect to pay cash at maturity rather than deliver Equinix common stock, under the characterization described above, you generally will recognize capital gain or loss equal to any difference between the amount of cash received and your basis in the SAILS at that time. Such gain or loss generally will be long-term capital gain or loss.

If as a result of an adjustment described under “Description of SAILS—Adjustments,” any combination of cash, Equinix common stock, marketable equity securities and/or transferable exchangeable securities is delivered pursuant to the SAILS, although not free from doubt, you should allocate your basis in the SAILS pro rata to the cash, Equinix common stock, marketable equity securities and/or transferable exchangeable securities received. Under this treatment, you will have taxable gain or loss upon receipt equal to the difference between the amount of cash received and your basis in your pro rata portion of the SAILS for which such cash was received. Any gain or loss generally will be capital gain or loss, and, if you have held the SAILS for more than one year, such gain or loss generally will be long-term capital gain or loss (except possibly with respect to any cash received in lieu of a fractional interest in Equinix common stock, marketable equity securities or transferable exchangeable securities). Your basis in any marketable equity securities or transferable exchangeable securities received would equal the pro rata portion of your basis in the SAILS allocated thereto. See “Description of SAILS—Adjustments.”

Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the SAILS. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on any underlying asset from the scope of “constructive ownership” transactions. This category may include the SAILS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

It is possible that the IRS could seek to characterize the SAILS in a manner that results in tax consequences to you different from those described above. Under alternative characterizations of the SAILS, it is possible, for example, that a SAILS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the SAILS could differ substantially.

Non-U.S. Holders

A “non-U.S. Holder” is a holder of the SAILS that is a non-resident alien individual or foreign corporation.

If you are a non-U.S. Holder, we will withhold U.S. income tax at a rate of 30% on any cash distributions made with respect to the SAILS. It may be possible to reduce this rate of tax with respect to some or all of such distributions under the portfolio interest exemption (which, subject to certain exceptions, exempts non-resident alien individuals and foreign corporations from tax on interest payments on debt from U.S. sources) or a U.S. income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax pursuant to the portfolio interest exemption or a tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Any capital gain realized upon the sale or other disposition of the SAILS by a non-U.S. Holder, including as a result of the delivery of cash at our election pursuant to the SAILS, generally will not be subject to United States taxation unless: (1) such gain is effectively connected with a U.S. trade or business of yours or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the SAILS should see the discussion relating to U.S. Holders of the SAILS, above.

Backup Withholding and Information Reporting

You may be subject to information reporting and to backup withholding with respect to certain amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to you under the backup withholding rules are allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

EUROPEAN UNION DIRECTIVE

ON TAXATION OF CERTAIN INTEREST PAYMENTS

Under European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures.

You should consult your own tax advisers regarding the application of Directive 2003/48/EC or any similar Directive.

UNDERWRITING

Under the terms and subject to the conditions contained in a terms agreement dated November 9, 2005, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC is acting as representative, the following respective principal amounts of SAILS:

Underwriter	Principal Amount
Credit Suisse First Boston LLC	$76,626,000
Citigroup Global Markets Inc.	61,300,800
Goldman, Sachs & Co.	15,325,200

Total	$153,252,000

The terms agreement provides that the underwriters are obligated to purchase all of the SAILS if any of the SAILS are purchased. The terms agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of SAILS may be terminated.

The underwriters propose to offer the SAILS initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of $0.64 of the principal amount per SAILS. After the initial public offering, the representative may change the public offering price and concession.

An affiliate of ours has entered into a forward purchase agreement in connection with this offering of SAILS, pursuant to which it has agreed to purchase between 3,643,820 and 4,300,000 shares of Equinix common stock for an aggregate price of $129,877,963. See “Use of Proceeds” in this prospectus supplement.

We estimate that our out-of-pocket expenses for this offering will be approximately $25,000. The underwriters have agreed to reimburse i-STT Investments (Singapore) for their expenses, including those expenses for which they are required to reimburse Equinix, in connection with this offering of the SAILS and the secondary offering. With respect to this offering of the SAILS, the underwriters may reimburse i-STT Investments (Singapore) in an amount up to $1,500,000 for its legal expenses, printing expenses and other costs and expenses, including i-STT Investments (Singapore)’s reimbursement of Equinix’s expenses.

The SAILS are a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the SAILS. However, they are not obligated to do so and may discontinue making a secondary market for the SAILS at any time without notice. No assurance can be given as to the liquidity of the trading market for the SAILS.

Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may use this prospectus supplement, together with the accompanying prospectus, in connection with the offers and sales of SAILS related to market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, has any obligation to make a market in the SAILS and may discontinue any market-making activities at any time without notice, at its sole discretion.

Credit Suisse First Boston LLC, one of the underwriters, is our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

Subject to certain exceptions, Equinix has agreed that it will not, without the prior written consent of Credit Suisse First Boston LLC, during the period beginning on the date of this prospectus supplement and ending 45 days thereafter:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Equinix common stock or any securities convertible into or exercisable or exchangeable for Equinix common stock, or enter into any transaction which would have the same effect;

•	file any registration statement with the SEC relating to the offering of any shares of Equinix common stock or any securities convertible into or exercisable or exchangeable for shares of Equinix common stock; or

•	publicly disclose the intention to do any of the foregoing.

The restrictions on Equinix described in the preceding paragraph do not apply to:

•	the issuance of shares of Equinix common stock pursuant to the conversion or exchange of convertible or exchangeable securities or upon the exercise of warrants exercisable for shares of Equinix common stock, in each case to the extent such convertible or exercisable securities are outstanding on the date of the terms agreement;

•	the issuance of employee stock options exercisable for shares of Equinix common stock pursuant to the terms of any Equinix equity incentive plan in effect on the date of the terms agreement; and

•	only to the extent required by applicable law or stock market listing requirements, the public disclosure by Equinix of the intention to cause the issuance of, or the issuance of, shares of Equinix common stock up to a maximum aggregate market value at the time of issuance of $30 million in connection with a business acquisition by Equinix, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, and provided that the recipient of any shares of Equinix common stock so issued agrees to execute, and does execute, a lock-up agreement similar to the lock-up agreement previously executed by the directors and named executive officers of Equinix.

Subject to certain exceptions, i-STT Investments (Singapore) has agreed that it will not, without the prior written consent of Credit Suisse First Boston LLC, during the period beginning on the date of this prospectus supplement and ending 45 days thereafter:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Equinix common stock or securities convertible into or exchangeable or exercisable for any shares of Equinix common stock, or enter into a transaction which would have the same effect (in each case, whether any such transaction is to be settled by delivery of shares of Equinix common stock or other securities, in cash or otherwise);

•	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Equinix common stock (in each case, whether any such transaction is to be settled by delivery of shares of Equinix common stock or other securities, in cash or otherwise);

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; or

•	make any demand for or exercise any right with respect to, the registration of any shares of Equinix common stock or any security convertible into or exercisable for any shares of Equinix common stock.

The restrictions on i-STT Investments (Singapore) described in the preceding paragraph shall not apply to:

•	transactions relating to shares of Equinix common stock or other securities acquired by i-STT Investments (Singapore) in the open market after the completion of the offering of Equinix common stock pursuant to the secondary offering;

•	transfers of shares of Equinix common stock or any security convertible into shares of Equinix common stock as a bona fide gift, provided any such donee signs and delivers an agreement containing restrictions on transfer that are substantially similar to those applicable to i-STT Investments (Singapore) as described above prior to such transfer;

•	transfers of shares of Equinix common stock or any security convertible into shares of Equinix common stock to shareholders or majority-owned subsidiaries of i-STT Investments (Singapore), provided any such distributee signs and delivers an agreement continuing restrictions on transfers substantially similar to those applicable to i-STT Investments (Singapore) as described above prior to such transfer;

•	the conversion or exercise, as applicable, of: (i) the Preferred Stock Warrant of Equinix, dated December 31, 2002 (Warrant No. PS-1); (ii) shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share; or (iii) the 14% Series A-1 Convertible Secured Note Due 2007 of Equinix, dated February 3, 2005 (Security No. CSN-2), the 14% Series A-1 Payment-of-Interest-In-Kind Convertible Secured Note Due 2007 of Equinix, dated May 1, 2005 (Security No. PIK-A-1-5), or the 14% Series A-1 Payment-of-Interest-In-Kind Convertible Secured Note Due 2007 of Equinix, dated November 1, 2005 (Security No. PIK-A-1-6), in each case with respect to (i), (ii) and (iii), held by i-STT Investments (Singapore) at the time of any such conversion or exercise;

•	transactions with respect to shares of Equinix common stock contemplated by, or otherwise entered into pursuant to and in accordance with the terms of, any agreement that is entered into by i-STT Investments (Singapore) and to which i-STT Investments (Singapore) or its affiliates shall have become a party thereto in connection with the secondary offering, including without limitation the underwriting agreement in connection therewith, or the offering of the SAILS, including without limitation the terms agreement entered into in connection with the forward purchase agreement and the collateral agreement; or

•	any transfer or assignment of Equinix common stock to i-STT Investments (Bermuda) in connection with, or otherwise contemplated by, the agreements referred to in the immediately preceding bullet point; provided that, if and to the extent that any such transferred or assigned Equinix common stock is not, is not expected to become, or is no longer, subject to pledge under the collateral agreement during the lock-up period described below, i-STT Investments (Bermuda) shall sign and deliver an agreement containing restrictions on transfer substantially similar to those applicable to i-STT Investments (Singapore) as described above.

Subject to certain exceptions, each of the directors and named executive officers of Equinix has agreed that he or she will not, without the prior written consent of Credit Suisse First Boston LLC, during the period beginning on the date of this prospectus supplement and ending 45 days thereafter:

•	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Equinix common stock or securities convertible into or exchangeable or exercisable for any shares of Equinix common stock, or enter into a transaction which would have the same effect (in each case, whether any such transaction is to be settled by delivery of shares of Equinix common stock or other securities, in cash or otherwise);

•	enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Equinix common stock (in each case, whether any such transaction is to be settled by delivery of shares of Equinix common stock or other securities, in cash or otherwise);

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; or

•	make any demand for or exercise any right with respect to the registration of any shares of Equinix common stock, or for any security convertible into, or exchangeable or exercisable for, shares of Equinix common stock.

The transfer of Equinix common stock received by any such director or named executive officer of Equinix upon an exercise of options will also be restricted. The restrictions on the directors and named executive officers of Equinix described in the preceding paragraph do not apply to transactions with respect to shares of Equinix common stock or other securities acquired in the open market after the date of this prospectus supplement, transfers to a trust or to family members in certain circumstances or the programmatic sales on behalf of any such director or officer under any 10b5-1 sales plan in existence prior to the date of this prospectus supplement.

With regard to the aforementioned restrictions on Equinix, i-STT Investments (Singapore) and the directors and named executive officers of Equinix, for the 45-day period, in the event that either (1) during the last 17 days of the 45-day period, Equinix releases earnings results or material news or a material event relating to Equinix occurs or (2) prior to the expiration of the 45-day period, Equinix announced that it will release earnings results during the 16-day period beginning on the last day of the 45-day period, then in each case the period during which the aforesaid restrictions are applicable will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse First Boston LLC waives, in writing, such extension.

In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

We, Equinix, i-STT Investments (Bermuda) and the underwriters have agreed pursuant to a terms agreement among us and them to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of SAILS in excess of the principal amount of SAILS the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters will close out any short position by purchasing SAILS in the open market.

•	Syndicate covering transactions involve purchases of SAILS in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of the SAILS in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the SAILS originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the SAILS or preventing or retarding a decline in the market price of the SAILS. As a result, the price of the SAILS may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The SAILS are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the SAILS directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the SAILS, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the terms agreement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the SAILS to the public in the Relevant Member State prior to the publication of a prospectus in relation to the SAILS which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of SAILS to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive (other than any such exclusion provided by Article 3.2(b) thereof).

An “offer of SAILS to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the SAILS to be offered so as to enable an investor to decide to purchase or subscribe for the SAILS, as the same may be varied in that Member State by any measure implementing the Prospectus Directive. The expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State. References to “€” are to euros.

The European Economic Area selling restriction stated above is in addition to any other selling restrictions set out below.

In particular, each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the SAILS in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the SAILS in, from or otherwise involving the United Kingdom;

•	it will not offer or sell any SAILS directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•

it and each of its affiliates have not (i) offered or sold, and will not offer or sell, the SAILS by means of any document, to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any invitation, document or advertisement relating to SAILS in Hong Kong (unless permitted to do so under the securities laws of Hong Kong) other than with respect to SAILS intended to be disposed of outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent;

•	this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with any offer of the SAILS offered hereby may not be issued, circulated or distributed in Singapore. The offer of SAILS offered hereby or any invitation to subscribe for or purchase any such SAILS (or any one of them) may not be made, directly or indirectly, in Singapore, other than under circumstances in which such offer or sale does not constitute an offer or sale of the SAILS offered hereby to the public in Singapore, or in which such offer or sale is made pursuant to suitable exemptions applicable thereto (such as but not limited to Section 274 or Section 275 of the Securities and Futures Act (Chapter 289) of Singapore). No person who receives a copy of this prospectus supplement and the accompanying prospectus under such circumstances may issue, circulate or distribute this prospectus supplement and the accompanying prospectus in Singapore or make, or give to any other person, a copy of this prospectus supplement and the accompanying prospectus; and

•	(i) no prospectus has been prepared in connection with the offering of the SAILS that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; (ii) it has not offered or sold and will not offer or sell, directly or indirectly, any SAILS to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; (iii) it has not distributed or caused to be distributed and will not distribute or cause to be distributed in the Republic of France, this prospectus supplement or any other materials related to the SAILS other than to Permitted Investors; and (iv) the direct or indirect resale to the public in France of any SAILS acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

We expect that delivery of the SAILS will be made against payment therefor on or about November 16, 2005, which will be the fourth business day following the date hereof (we refer to this cycle as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade SAILS on the date hereof or the following business day will be required, by virtue of the fact that the SAILS will initially settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

ERISA

By its purchase of the SAILS, each holder will be deemed to have represented and warranted on each day from and including the date of its purchase of the SAILS through and including the date of maturity of the SAILS, or the date on which such holder disposes of them, whichever is earlier, either that:

•	it is not an “employee benefit plan” subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, a plan subject to Section 4975 of the Code, an entity whose underlying assets include the assets of any such employee benefit plan or plan by reason of Department of Labor regulation section 2510.3-101 or otherwise, or a governmental plan subject to other federal, state or local laws that are substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code; or

•	the acquisition, holding and disposition of such SAILS by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or violate any similar prohibition under any substantially similar federal, state or local law because a statutory or administrative exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or any substantially similar federal, state or local laws should consult its counsel.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to “Where You Can Find More Information” on page 2 of the accompanying prospectus.

In addition to the documents listed in the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus the following documents and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering of the SAILS is completed:

•	Our Annual Report of Form 10-K for the year ended December 31, 2004, filed on March 17, 2005;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, filed on May 11, 2005, June 30, 2005, filed on August 9, 2005, and September 30, 2005, filed on November 9, 2005; and

•	Our Current Reports on Form 8-K filed on February 18, 2005, April 20, 2005, May 4, 2005, May 24, 2005, June 29, 2005, August 3, 2005, August 12, 2005 and November 2, 2005.

U.S. $15,000,000,000

Credit Suisse First Boston (USA), Inc.

Debt Securities

Warrants

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus is June 17, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will be incorporated by reference until we sell all of the securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2004 filed on May 12, 2004; and

•	our Current Reports on Form 8-K filed on February 12, 2004, May 5, 2004, May 12, 2004, May 20, 2004 and June 4, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Credit Suisse First Boston (USA), Inc.

Eleven Madison Avenue

New York, New York 10010

Attention: Corporate Secretary

(212) 325-2000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part that include the form of underwriting agreement, a copy of the senior indenture and the form of subordinated indenture. You should read the exhibits carefully for provisions that may be important to you.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements, including those described in this prospectus and any prospectus supplement or pricing supplement and the information incorporated by reference in this prospectus. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus except as otherwise required by applicable law.

USE OF PROCEEDS

Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness. We may also invest the net proceeds temporarily in short-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31, 2004		Year Ended December 31,
			2003	2002		2001		2000		1999
Ratio of earnings to fixed charges(1)	1.26	(2)	1.12	0.91	(3)	0.95	(4)	0.74	(5)	1.18

(1)	For the purpose of calculating the ratio of earnings to fixed charges, (a) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes, minority interests, discontinued operations, extraordinary items and cumulative effect of change in accounting principle and (b) fixed charges consist of interest expenses and one-third of rental expense, which is deemed representative of an interest factor.

(2)	The ratio of earnings to fixed charges includes the increase in net revenues as a result of our consolidation under Financial Accounting Standards Board Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities,” as subsequently modified by FIN 46R, “Consolidation of Variable Interest Entities—an Interpretation of ARB 51,” of certain private equity funds but excludes the offset that was recorded in minority interests.

(3)	The dollar amount of the deficiency in the ratio of earnings to fixed charges was $481 million for the year ended December 31, 2002.

(4)	The dollar amount of the deficiency in the ratio of earnings to fixed charges was $464 million for the year ended December 31, 2001.

(5)	The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1.8 billion for the year ended December 31, 2000.

CREDIT SUISSE FIRST BOSTON (USA), INC.

We are a leading integrated investment bank serving institutional, corporate, government and high-net-worth individual clients. We provide our clients with a broad range of products and services that include securities underwriting, sales and trading, financial advisory services, private equity investments, full service brokerage services, derivatives and risk management products and investment research. We are the product of a business combination. On November 3, 2000, Credit Suisse Group, or CSG, acquired Donaldson, Lufkin & Jenrette, Inc., or DLJ. CSG is a global financial services company providing a comprehensive range of insurance, banking and investment banking products. Credit Suisse First Boston LLC, CSG’s principal U.S. registered broker-dealer subsidiary (formerly known as Credit Suisse First Boston Corporation), became a subsidiary of DLJ, and DLJ changed its name to Credit Suisse First Boston (USA), Inc. We are now part of the Credit Suisse First Boston business unit, or CSFB, of CSG.

Our principal executive offices are located at Eleven Madison Avenue, New York, New York 10010, and our telephone number is (212) 325-2000.

All references to “we” or “us” in this prospectus are to Credit Suisse First Boston (USA), Inc.

DESCRIPTION OF DEBT SECURITIES

We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture, as the case may be, between us and JPMorgan Chase Bank, as trustee. In the following discussion, we sometimes refer to the two indentures as the “indentures”.

This prospectus briefly outlines the provisions of the indentures. A copy of the senior indenture and the form of the subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination provision described below.

We are a holding company and depend upon the earnings and cash flow of our subsidiaries to meet our obligations under the debt securities. Since the creditors of any of our subsidiaries would generally have a right to receive payment that is superior to our right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of our subsidiaries. In addition, the Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to us.

In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

Issuances in Series

The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of our property or assets.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities are senior or subordinated;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities in the applicable prospectus supplement;

•	the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date;

•	the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset;

•	the interest payment dates;

•	optional or mandatory redemption terms;

•	authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the terms on which holders of the debt securities may or are required to convert or exchange these securities into or for our securities or securities of another entity and any specific terms relating to the conversion or exchange feature;

•	the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of holders;

•	information describing any book-entry features;

•	whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

•	the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series; and

•	any other terms consistent with the above.

Payment and Transfer

We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent appointed by us. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book-Entry System

We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

We will make all payments of principal, premium and interest on the debt securities to the depositary. We expect that the depositary will then credit participants’ accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Global certificates are generally not transferable. We will issue physical certificates to beneficial owners of a global note if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary and we do not appoint a successor within 90 days;

•	the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days; or

•	we decide in our sole discretion that we do not want to have the debt securities of that series represented by global certificates.

Subordination

When we use the term “senior indebtedness”, we mean:

•	any money we have borrowed (other than money we owe to any of our subsidiaries);

•	any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly;

•	any letters of credit and acceptances made by banks on our behalf; and

•	indebtedness that we have incurred or assumed in connection with the acquisition of any property.

The subordinated indenture provides that we cannot:

•	make any payments of principal, premium or interest on the subordinated debt securities;

•	acquire any subordinated debt securities; or

•	defease any subordinated debt securities;

if

•	any senior indebtedness in an aggregate principal amount of more than $50.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that senior indebtedness has not yet been paid in full by us; or

•	we have defaulted in the payment of any principal, premium or interest on any senior indebtedness in an aggregate principal amount of more than $50.0 million at the time the payment was due, unless and until the payment default is cured by us or waived by the holders of the senior indebtedness.

In addition, if there is a default on any senior indebtedness other than a default by us in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. In order for this to happen, the holders of a majority in principal amount of all the senior indebtedness have to so notify us and the trustee.

However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180-day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360-day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

If we make any payment to the trustee or the holders of the subordinated debt securities when we were not supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness to the extent of their claims.

If we are liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any of our assets. As a result, holders of subordinated debt securities may receive a smaller proportion of our assets in bankruptcy or liquidation than holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities, we will be in default on our obligations under the subordinated indenture if we do not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against us, but they would not receive any money until the claims of the senior indebtedness have been fully satisfied.

The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from us or any holder of subordinated debt securities.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other person or convey or transfer all or substantially all of our properties and assets to any person, unless:

•	we are the continuing person; or

•	the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

Also, if we consolidate, merge or convey or transfer all or substantially all of our properties and assets and the successor is a non-U.S. entity, neither we nor any successor would have any obligation to compensate you for any resulting adverse tax consequences to outstanding debt securities or any debt securities issued thereafter.

In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and, if we are not the continuing person, an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (Section 5.01)

Modification of the Indentures

In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, the amendment cannot:

•	make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal we have to repay, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right to the detriment of the holder, modifying any right to convert or exchange the debt securities for another security to the detriment of the holder, and impairing any right of a holder to bring suit for payment;

•	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default;

•	waive any payment default; or

•	make any change to Section 9.02 of either indenture.

However, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

In particular, if we and the trustee agree, we can amend the indentures without notifying any holders or seeking their consent to add a guarantee from a third party on our outstanding and future debt securities to be issued under the indenture.

Events of Default

When we use the term “event of default” in the indentures, here are some examples of what we mean.

Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs if:

•	we fail to pay the principal or any premium on any debt security of that series when due;

•	we fail to pay interest when due on any debt security of that series for 30 days;

•	we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series;

•	a creditor commences involuntary bankruptcy, insolvency or similar proceedings against us or Credit Suisse First Boston LLC (or any successor to all or substantially all of its business), and we are unable to obtain a stay or a dismissal of that proceeding within 60 days; or

•	we or Credit Suisse First Boston LLC voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against us or Credit Suisse First Boston LLC under these laws.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (Section 7.05)

If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

•	the entire principal of the debt securities of such series; or

•	if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.02)

If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (Section 6.04)

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 6.05)

We are not required to provide the trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the debt securities of such series; or

•	we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. We must also deliver a ruling to such effect received from or published by the Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

JPMorgan Chase Bank has loaned money to us and certain of our subsidiaries and affiliates and provided other services to us and has acted as trustee under certain of our and our subsidiaries and affiliates’ indentures in the past and may do so in the future as a part of its regular business.

Governing Law

The laws of the State of New York will govern the indentures and the debt securities.

DESCRIPTION OF WARRANTS

General

We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants. Warrants may be issued independently or together with any debt securities and may be attached to or separate from such debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The forms of each of the warrant agreements have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. This prospectus briefly outlines certain general terms and provisions of the warrants we may issue. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable prospectus supplement.

Warrants to Purchase Debt Securities

The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants;

•	the price at which and currency or currencies (including composite currencies) in which the debt securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the debt securities with which such warrants are issued and the number of such warrants issued with each such debt security;

•	if applicable, the date on and after which such warrants and the related debt securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

Other Warrants

We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

•	securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the foregoing;

•	currencies or composite currencies; or

•	commodities.

We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	whether such warrants are put warrants or call warrants;

•	(a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants;

•	the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same);

•	whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise;

•	whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both;

•	the date on which the right to exercise such warrants will commence and when such right will expire;

•	if applicable, the minimum or maximum number of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

ERISA

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain restrictions on employee benefit plans, including entities such as collective investment funds and separate accounts, that are subject to ERISA, which we refer to as ERISA Plans, and on persons who are fiduciaries with respect to such plans. In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any such plan who is considering the purchase of securities on behalf of such plan should determine whether such purchase is permitted under the governing plan documents and is prudent and appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibit certain transactions involving ERISA Plans or a plan, such as a Keogh plan or an individual retirement account, that is not subject to ERISA but is subject to Section 4975 of the Code, which together with ERISA Plans, we refer to as Plans, and certain persons, referred to as “parties in interest” under ERISA or “disqualified persons” under the Code having certain relationships with such Plans. We and certain of our subsidiaries, controlling shareholders and other affiliates may each be considered a “party in interest” or “disqualified person” with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if these securities are acquired by or with the assets of a Plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to a statutory or an administrative exemption.

The acquisition of the securities may be eligible for one of the exemptions noted below if the acquisition:

•	is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption, or PTCE, 91-38 issued by the Department of Labor;

•	is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the Department of Labor;

•	is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the Department of Labor;

•	is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the Department of Labor; or

•	is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the Department of Labor.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any such plan should consult legal counsel before purchasing these securities.

Under ERISA and the Code, the assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to that Plan or assets of an entity in which the Plan has invested. Thus, any insurance company proposing to invest assets of its general account in the securities should consider the extent to which such investment would be subject to the requirements of ERISA and the Code in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust Company and Savings Bank and the enactment of Section 401(c) of ERISA. In particular, such an insurance company should consider the retroactive and prospective exemptive relief granted by PTCE 95-60 and the regulations issued by the Department of Labor, 29 C.F.R. Section 2550.401c-1 (January 5, 2000).

Please consult the applicable prospectus supplement for further information with respect to a particular offering.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters, dealers or directly to purchasers.

Agents who we designate may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

•	We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

•	We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

If Credit Suisse First Boston LLC or our other broker-dealer subsidiaries or affiliates participate in the distribution of our securities, we will conduct the offering in accordance with the applicable provisions of Section 2720 of the National Association of Securities Dealers, Inc., or NASD, Conduct Rules.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

Any of our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, may use this prospectus and our prospectus supplements in connection with offers and sales of our securities in connection with market-making transactions by and through our broker-dealer subsidiaries or affiliates, including Credit Suisse First Boston LLC, at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. Any of our broker-dealer subsidiaries and affiliates, including Credit Suisse First Boston LLC, may act as principal or agent in these transactions. None of our broker-dealer subsidiaries and affiliates has any obligation to make a market in any of our offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

LEGAL MATTERS

One of our Managing Directors and Counsel will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will pass upon certain legal matters for any agents or underwriters in connection with our offering of our securities. Cleary, Gottlieb, Steen & Hamilton provides legal services to us and our subsidiaries and affiliates from time to time.

EXPERTS

We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 included in the Form 8-K dated March 31, 2004. We have relied on the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference into this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

The audit report covering the December 31, 2003 consolidated financial statements contains an explanatory paragraph that refers to a transaction accounted for in a manner similar to pooling-of-interests and to changes in accounting for variable interest entities, share-based compensation and presentation of segment information.

With respect to the unaudited interim financial information for the periods ended March 31, 2004 and 2003, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

Credit Suisse First Boston (USA), Inc.